As filed with the Securities and Exchange Commission on October 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXITY FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	63-0523669
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3500 Blue Lake Drive, Suite 330
Birmingham, Alabama	35243
(Address of Principal Executive Offices)	(Zip Code)

INCENTIVE STOCK COMPENSATION PLAN

(Full title of plan)

Greg L. Lee

Chairman and Chief Executive Officer

Nexity Financial Corporation

3500 Blue Lake Drive, Suite 330

Birmingham, Alabama 35243

(Name and address of agent for service)

(205) 298-6391

(Telephone number, including area code, of agent for service)

Copies of communications to:

Michael D. Waters, Esq.

Balch & Bingham LLP

1901 Sixth Avenue N., Suite 2600

Birmingham, Alabama 35201

(205) 251-8100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $ .01 per share	2,250,000	$7.56	$17,010,000	$2002.08

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are calculated on the basis of the weighted average exercise price of the 1,925,911 shares subject to outstanding stock option grants under the Incentive Stock Compensation Plan.

Part I Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of Form S-8.

Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

(a)	The Registrant’s Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 20, 2005, and any subsequent amendments; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 10 (File No. 000-51273) filed with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on April 29, 2005, including Registrant’s Amendment No. 1 to the registration statement on Form 10 filed with the Commission on July 8, 2005, Registrant’s Amendment No. 2 to the registration statement on Form 10 filed with the Commission on August 23, 2005, Registrant’s Amendment No. 3 to the registration statement on Form 10 filed with the Commission on October 14, 2005 and any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers .

Our certificate of incorporation and bylaws authorize us to indemnify our directors, officers, employees and agents to the full extent permitted by law. Section 145 of the Delaware General Corporation Law contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the Delaware law, other than an action brought by or in the right of Nexity Financial Corporation, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Nexity Financial Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of Nexity Financial Corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Nexity Financial Corporation and except that no indemnification shall be made in respect of any claim, issues or matters as to which such person has been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Incentive Stock Compensation Plan

5.1	Opinion of Balch & Bingham LLP regarding legality of the securities covered by the Registration Statement

23.1	Consent of Balch & Bingham LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney of the officers and directors of the Registrant (contained within the signature page).

*	Incorporated herein by reference from the Registrant’s Amendment No. 1 to the registration statement on Form 10 filed with the Commission on July 8, 2005.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 14th day of October, 2005.

NEXITY FINANCIAL CORPORATION (Registrant)

By:	/s/ Greg L. Lee
Name:	Greg L. Lee
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg L. Lee his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Greg L. Lee Greg L. Lee	Chairman and Chief Executive Officer (Principal Executive Officer)	October 14, 2005

/s/ David E. Long David E. Long	President and Director	October 14, 2005

/s/ John J. Moran John J. Moran	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 14, 2005

/s/ R. Bradford Burnette R. Bradford Burnette	Director	October 14, 2005

/s/ John W. Collins John W. Collins	Director	October 14, 2005

/s/ Randy K. Dolyniuk Randy K. Dolyniuk	Director	October 14, 2005

/s/ Tommy E. Looper Tommy E. Looper	Director	October 14, 2005

/s/ Denise N. Slupe Denise N. Slupe	Director	October 14, 2005

/s/ William L. Thornton, III William L. Thornton, III	Director	October 14, 2005